Exhibit 10.1

Mawson Infrastructure Group Inc 950 Railroad Avenue Midland PA 15059

June 28, 2024

Dear Kaliste:

I am pleased to offer you a position with Mawson Infrastructure Group, Inc., (“Mawson” or the “Company”), as General Counsel and Corporate Secretary. This is an exempt salaried, full-time position. Your manager will be Rahul Mewawalla, CEO and President, although that may change over time. We are enthused about your joining Mawson and look forward to a beneficial and productive working relationship.

This offer of employment is subject to the terms and conditions set forth in this letter and the attached Exhibit A. To be certain that you understand and agree with the terms of your offer and employment, please review this letter carefully. If you are in agreement, please sign and date this letter along with the attached Proprietary Information and Invention Assignment and Arbitration Agreement (hereafter “Exhibit A”).

This offer is conditioned upon you presenting to Mawson evidence of your authorization to work in the United States and of your identity sufficient to allow Mawson to complete the Form I-9 required by law on or before your first day of employment. This offer is also conditioned upon your execution and delivery to me of Exhibit A. In addition, this offer is conditioned upon a reference check and background check performed by Mawson and/or a third-party provider. The terms and conditions of your at-will offer of employment with Mawson are set forth in this letter, Exhibit A, and Mawson’s employment and policies, which may be revised from time-to-time at the Company’s discretion.

1.	Start Date: Your start date will be July 1, 2024

2.	Compensation:

Your annual salary will be $225,000.00 and will be subject to applicable withholdings. You will be paid on the Company’s regularly scheduled payroll dates. You may be eligible for a performance bonus at the sole discretion of the company, which may be a mix of equity and cash as determined at the company’s discretion, dependent on the outcome of both individual and corporate scorecards. At the discretion of the Company and the board of directors’ compensation committee, you may also be eligible for an annual grant of restricted stock units equivalent of $50,000.00 that shall vest and settle in accordance with the terms of the RSU letter, which shall be issued separately at the discretion of the board of directors’ compensation committee. The Company has the right to change the composition, targets, and amount of your compensation.

www.mawsoninc.com	info@mawsoninc.com

Mawson Infrastructure Group Inc 950 Railroad Avenue Midland PA 15059

3. Job Duties: Your general job duties and the essential functions of your position with Mawson are set forth in the applicable job description. Mawson’s management reserves the right to change, modify, and/or revise your job duties and responsibilities, including your essential job duties, based on the needs of the business.

4.	Work Location:

REMOTE: You are being hired as a “remote” employee, meaning you are not assigned to a specific office and will largely be working from home and/or at the company’s facilities or other locations as the business needs dictate. As part of your job duties, you may be required to travel both domestically and internationally. Regardless of where you work, you are expected to devote your full attention during working hours to the Company’s business and the performance of your job duties. Additionally, you are expected to maintain and safeguard all of the Company’s physical and intellectual property and confidential information, consistent with your obligations as set forth in Exhibit A.

5. Policies: In addition to abiding by Exhibit A, as a condition of your at- will employment, you are expected to fully comply with Mawson’s employment policies and procedures as set forth in the Employee Handbook and related documents.

6. Benefits: You will be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to or for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify, amend or terminate any employee benefit plan at any time.

7. At-Will: Your employment with Mawson is at-will, and either you or Mawson may terminate the employment relationship at any time with or without notice for any reason. Further, Mawson can modify the terms and conditions of your employment with or without notice, at any time. No one at Mawson has the authority to modify the at-will nature of your employment except for the Chief Executive Officer of Mawson and any such modification must be in writing signed by both you and the Chief Executive Officer of Mawson.

8. Paid Time Off and Paid Holidays: As a full-time employee, you will accrue 20 days paid time off and 10 days sick paid time off per anniversary year. Additionally, you will also be entitled to paid company holidays, as determined by the company, which are currently about 12 days.

www.mawsoninc.com	info@mawsoninc.com

Mawson Infrastructure Group Inc 950 Railroad Avenue Midland PA 15059

Prior Agreements: This letter along with Exhibit A supersedes any and all prior verbal or written agreements or representations regarding your employment with Mawson. You agree that you are not relying upon any statements made to you outside this letter and Exhibit A in accepting employment with Mawson. Mawson also asks that you disclose to Mawson any and all agreements relating to prior employment that may affect your eligibility to be employed by Mawson or limit the manner in which you may be employed. It is Mawson’s understanding that any such agreement/s will not prevent you from performing the duties of your position and you represent that such is the case. Similarly, you agree not to bring any third party confidential or proprietary information to Mawson, including that of a former employer, and that in performing your duties for Mawson you will not in any way utilize any such information.

1. Offer: We hope you will accept this offer by electronically signing this letter and Exhibit A within 2 days of this letter. Please note that Mawson reserves the right to revoke this offer at any time. If you do not accept this offer in writing within 2 Days of the date of this letter, the offer will be automatically withdrawn. All terms of this offer letter and employment with the company is contingent of the successful of reference check/background check & onboarding requirements.

We are excited to have you join our team. If you have any questions, please feel free to contact us directly at people@mawsoninc.com

Sincerely,

MAWSON INFRASTRUCTURE GROUP, INC.

/s/ Jonathan Sites
Name:	Jonathan Sites
Title:	Head of Human Resources
Date:	June 28th, 2024

I agree and accept the above offer on the terms and conditions described in this letter and attached Proprietary Information and Invention Assignment and Arbitration Agreement (Exhibit A).

/s/ Kaliste Saloom
Kaliste Saloom

www.mawsoninc.com	info@mawsoninc.com

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